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                                                                Exhibit (a)

PROMISSORY NOTE
Burlingame, California




$440,000.00                   Burlingame, California            January 6, 1997
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For value received, I promise to pay in lawful money of the United States of
America, to the order of: THEODORE H. KRUTTSCHNITT at BURLINGAME, CALIFORNIA the principal sum of FOUR HUNDRED FORTY THOUSAND AND NO/100 Dollars, payable March 31, 1998 in liKe lawful money. Interest shall accrue from JANUARY 6, 1997 at the rate of 9.00 percent per annum and be payable, in arrears, beginning on March 31, 1997 and each quarter thereafter as follows: June 30, 1997, September 30, 1997, December 31, 1997 and March 31, 1998. Interest shall be calculated upon a 360 day year consisting of 4-90 day periods and shall be pro-rated for partial periods. The balance of this Note shall be due and payable on March 31, 1998.

Any payment made hereunder shall be credited first upon interest then due and the remainder upon the principal so credited. Should interest not be paid when due, it shall thereafter bear like interest as the principal, however in no event shall such unpaid interest so compounded exceed an amount equals to simple interest on the unpaid principal at the maximum rate then permitted by law.

The undersigned shall have the right at any time and without penalty, to prepay any portion of the principal due hereunder:

In the event of commencement of suit to enforce payment of this Note, I agree to pay such additional sum as attorneys' fees as the court may adjudge reasonable.


                                                        -----------------------
                                                         J. David Hakman


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                                                        Witness        Date


Borrower's Telephone No: (415) 348-1700

Mailing Address:        One Bay Plaza, 1350 Bayshore Highway, Suite 333
                        Burlingame, CA 94010